Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
KODIAK GAS SERVICES, INC.
The present name of the corporation is Kodiak Gas Services, Inc. (the “Corporation”). The Corporation was incorporated under the name “Frontier TopCo, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on December 20, 2018. This Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, this “Certificate of Incorporation”), which restates and integrates, but does not further amend, the provisions of the Certificate of Incorporation, as amended or supplemented to date (there being no discrepancy between those provisions and the provisions hereof), was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:
Article I
Section 1.1Name. The name of the Corporation is Kodiak Gas Services, Inc.
Article II
Section 2.1Address. The registered office of the Corporation in the State of Delaware is 108 Lakeland Ave, Dover, Delaware 19901 Kent County; and the name of the Corporation’s registered agent at such address is Capitol Services, Inc.
Article III
Section 3.1Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.
Article IV
Section 4.1Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 800,000,000 shares, consisting of (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 750,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2Preferred Stock.
(A)The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(B)Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).
Section 4.3Common Stock.

(A)Voting Rights.
(1)Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.
(2)Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.
(B)Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of the Corporation’s capital stock, such dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.
(C)Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Article V
Section 5.1Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X.

Section 5.2Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
Article VI
Section 6.1Board of Directors.
(A)Except as provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2024, 2025, and 2026, respectively, expiring at the third annual meeting of stockholders held after the election of such directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2026 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any series of Preferred Stock to elect additional directors, each director elected by stockholders after the 2026 annual meeting shall serve for a term expiring at the next annual meeting of stockholders held after such director’s election and shall hold office until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
(B)Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which such director has been elected expires or, following the termination of the division of directors into classes, a director so elected shall hold office for a term expiring at the next annual meeting of stockholders held after such director’s election, and, in each case, shall hold office until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(C)Subject to the rights of the holders of any series of Preferred Stock to elect additional directors, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.
(D)During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
(E)Elections of directors need not be by written ballot unless the Bylaws shall so provide.
Article VII
Section 7.1Limitation on Liability of Directors and Officers.

(A)To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, as applicable; provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Section 7.1 or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(B)To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of officers, no person who is or was an officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as an officer; provided that this provision shall not eliminate or limit the liability of an officer (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit or (iv) for any action by or in the right of the Corporation. Any repeal or amendment of this Section 7.1 by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of officers) and shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(C)The Corporation shall indemnify to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The indemnification provided herein shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification hereunder and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Any amendment, repeal, or modification of this Section 7.1 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification
Article VIII
Section 8.1Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 8.2Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board.

Section 8.3Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof; provided, that the Board may in its sole discretion determine that any such meeting shall, in addition to or instead of a physical location, be held by means of remote communication (including virtually).
Article IX
Section 9.1Competition and Corporate Opportunities.
(A)In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
(B)No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or any of his or her Affiliates (the Persons (as defined below) identified in this Section 9.1(B) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.
(C)The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity.
(D)In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E)For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(F)To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
Article X
Section 10.1DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 10.2Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 10.3Forum.

(A)Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.
(B)Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
(C)To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.3.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Robert M. McKee, its President and Chief Executive Officer, this 7th day of May, 2026.
KODIAK GAS SERVICES, INC.
By:    /s/ Robert M. McKee
Name:    Robert M. McKee
Title:    President and Chief Executive Officer
[Signature Page to Restated Certificate of Incorporation of Kodiak Gas Services, Inc.]